Exhibit 99.1

Silver Dragon’s Sino-Top Joint Venture Receives New Business License

Toronto, August 6, 2014 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (OTC:SDRG) (the ”Company”) is pleased to report that its Foreign Cooperative Joint Venture in China, Sanhe Sino-Top Resources & Technologies, Ltd. received a new business license dated July 9, 2014. Issued by the Industrial and Commercial Administration Agency of Sanhe City, China, the business operating period extends to March 24, 2023 and increasing the registered capital to US$15,590,000.

The business License scope lists the following: Exploration and development of deposits of copper, lead, zinc, silver, gold and associated metals and sales of developed products.

A copy of the Business License is available at the Company's website at: www.silverdragonresources.com

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mineral exploration company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing its Sino-Top properties in China (particularly Dadi). For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company’s ability to obtain any necessary permits, consents or authorizations required for its activities; the Company’s ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact

Silver Dragon Resources Inc.
Marc Hazout, President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com